Exhibit 99.1
Hiland Partners, LP and Hiland Holdings GP, LP Announce Amendments to Merger Agreements with Affiliates of Harold Hamm
     ENID, OKLAHOMA, November 3, 2009—Hiland Partners, LP (Nasdaq: HLND) and Hiland Holdings GP, LP (Nasdaq: HPGP) announced today that each company has amended its merger agreement with affiliates of Harold Hamm.
     Under the revised terms of the merger agreement between Hiland Partners and affiliates of Harold Hamm, Hiland Partners common unitholders will receive $10.00 in cash for each common unit they own, an increase of approximately 29% from the $7.75 per common unit consideration contemplated by the parties’ original merger agreement. Under the revised terms of the merger agreement between Hiland Holdings and affiliates of Mr. Hamm, Hiland Holdings common unitholders will receive $3.20 in cash for each common unit they own, an increase of approximately 33% from the $2.40 per common unit consideration contemplated by the parties’ original merger agreement.
     The amendments also extended the end dates under each agreement until December 11, 2009. The mergers remain subject to customary closing conditions, including the approval by holders of a majority of the publicly-held common units of the applicable company. The obligation of Mr. Hamm and his affiliates to complete either merger is conditioned on the simultaneous completion of the other merger, which may be waived by Mr. Hamm’s affiliates in certain circumstances.
     Conflicts committees comprised entirely of independent members of the boards of directors of the general partners of Hiland Partners and Hiland Holdings separately determined that the respective merger agreements, as amended, are advisable, fair to and in the best interests of the applicable Hiland company and its public unitholders. In determining to make their recommendation to the boards of directors, each conflicts committee considered, among other things, the fairness opinion received from its respective financial advisor with respect to the increased merger consideration. Based on the recommendation of its conflicts committee, the board of directors of the general partner of each of Hiland Partners and Hiland Holdings has approved the applicable amended merger agreement and has recommended, along with its respective conflicts committee, that the public unitholders of Hiland Partners and Hiland Holdings, respectively, approve the applicable merger.
     In connection with amending his affiliates’ merger agreement with Hiland Holdings, Mr. Hamm also agreed to lend $1.5 million to Hiland Holdings. The loan will be junior to Hiland Holdings’ senior secured credit agreement with The Security National Bank of Enid and will accrue interest at the same rate as borrowings under the credit agreement. The loan will be fully due and payable on December 31, 2009, and the loan proceeds will be used to fund working capital requirements for the remainder of 2009, including the fees and expenses associated with the Hiland Holdings merger. The loan was approved by the Hiland Holdings conflicts committee.
     The Hiland companies intend to file with the Securities and Exchange Commission, or SEC, a supplement to the Hiland companies’ joint proxy statement reflecting the revised terms of the mergers. The Hiland companies intend to mail the supplement to unitholders of each of the Hiland companies upon clearance by the SEC.
     Each Hiland company adjourned its special meeting of unitholders scheduled for this afternoon to allow its common unitholders sufficient time to review the proxy supplement. The Hiland Partners special meeting was adjourned and the vote postponed until December 4, 2009 at 9:00 a.m., central time, and the Hiland Holdings special meeting was adjourned and the vote postponed until December 4, 2009 at 10:30 a.m., central time. Each special meeting will be held at 302 N. Independence, Oak Room, First Floor, Enid, Oklahoma 73701.
     The record date for determining unitholders eligible to vote at the special meetings will remain September 9, 2009. Valid proxies submitted by unitholders of Hiland Partners or Hiland Holdings prior to the adjourned November 3, 2009 special meetings will continue to be valid for purposes of the reconvened special meetings scheduled for December 4, 2009.
     Common unitholders of Hiland Partners or Hiland Holdings as of September 9, 2009 who have not voted but wish to do so or who would like to change their vote should contact D.F. King at 1-800-967-4612.
About the Hiland Companies
     Hiland Partners, LP is a publicly traded midstream energy partnership engaged in purchasing, gathering, compressing, dehydrating, treating, processing and marketing of natural gas, and fractionating, or separating, and marketing of natural gas liquids, or NGLs. Hiland Partners, LP also provides air compression and water injection services for use in oil and gas secondary recovery operations. Hiland Partners, LP’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP’s midstream assets consist of fifteen natural gas gathering systems with approximately 2,160 miles of gathering pipelines, six natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities. Hiland Partners, LP’s compression assets consist of two air compression facilities and a water injection plant.
     Hiland Holdings GP, LP owns the two percent general partner interest, 2,321,471 common units and 3,060,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP.
Forward-Looking Statements
     This press release includes certain statements concerning expectations for the future that are forward-looking statements, including statements regarding the intention to mail a supplement to the Hiland companies’ joint proxy statement and the intention to hold the special meetings on December 4, 2009. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control, including the ability of the Hiland companies to receive clearance of the supplement by the SEC a sufficient amount of time prior to the meeting date to permit distribution of the supplement. An extensive list of factors that can affect future results are discussed in the definitive joint proxy statement filed by Hiland Partners and Hiland Holdings, in Hiland Partners’ and Hiland Holdings’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. Any such forward looking statements are made as of the date of this press release and neither Hiland Partners nor Hiland Holdings undertakes any obligation to update or revise any such forward-looking statements to reflect new information or events.

Contacts:	Derek Gipson, Director — Business Development and Investor Relations Hiland Partners, LP
(580) 242-6040